EXHIBIT 10.14

Continental Advisors SA
38, Rue de la Faiencerie
L-1510 Luxembourg.

Continental Advisors SA (Hereafter "CA") is pleased to serve as a consultant for Mar-mil Spirits, Inc, and its affiliates (Hereafter The Company"), The Company has advised us that it would like to secure a US $10,000,000 financing in a private placement through a combination of the Company's issuance of a Convertible Debenture and Common Stock of the Company ("The Securities”), in accordance with the terms and conditions set forth below. This agreement will be in effect as of 12 October 2007 for one hundred eighty (180) days or completion of the US $10,000,000 financing round, whichever comes first.

1.
The Company hereby appoints CA as a consultant in connection with the issuance of the Securities, and authorizes CA to assist the Company in arranging a private placement of the Securities ("The Offering") to non-US institutional investors.  CA hereby agrees to reasonable efforts to introduce the Company to persons or entities who may be interested in purchasing the Securities to be made directly by the Company to purchasers pursuant to agreements entered into by the purchasers and the company (“The Securities Purchase Agreement”).

2.	As compensation for CA's services hereunder, the Company shall promptly pay to CA fees and expenses as follows:

a)
Sign-On. Fees; $15.000 sign-on fee, payable immediately after sign-on. This fee will cover CA's assistance with preparing the presentation materials and travel expenses for the roadshow, normally up to 5 working days, The Company agrees to pay its own roadshow expenses including airfare, hotels and meals during travel and luncheons.

b)
Consultancy Fee: 12% of the aggregate gross proceed of the Securities purchased by investors introduced to the Company through CA's efforts plus 3% in  non-accountable expenses, payable in cash. Closing shall occur when wire transfer funds are in the escrow account. The Company agrees not to contact any of CA's clients directly unless authorized to do so by CA, and to have all subscription documents be sent in duplicate to CA's office.

c)
Warrant Coverage: 15% of the aggregate number of Securities purchased by investors introduced to the Company through CA's efforts, payable in Warrants exercisable into the Company's Common Stock.  Expiration date shall not be less than three (3) years, and the Warrant exercise price shall be the same price of the Company's Common Stock issued, or at the same rate of conversion if Convertible debt is issued at the time of the Offering.

d)
Consultancy Fee for Warrant Exercise: 15% of the aggregate gross proceeds of Warrants issued as part of the Offering which are exercised into the Company's Common Stock prior to expiration, payable in cash, and in Warrant Coverage as above in part 2-c.

e)
Any future funds raised during six months after the expiration date of this Agreement from investors introduced to the Company by CA are subject to the same conditions as above in parts 2-b, 2-e, and 2-d.

3.	The Company and CA agree that:

a)
The Company will furnish CA with such information including such financial statements with respect to the business, operations, assets and liabilities of the company. The Company will provide CA with access to the Company's officers, directors, accountants, counsel, business partners, and agents for any reasonable request in order to permit it to assist the Company in preparing materials to provide prospective investors in the Private Placement and for use in connection with the Offering. CA may rely upon the accuracy and completeness of such information without independent verification. The Company will be solely responsible for any and all written communication describing the Company, its business, or the Offering.  The Company represents and warrants that such other communication will not, as the date of the offer or sale of the Securities, contain any untrue statement of a material act or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

b)
The Company will allow CA access to information regarding the receipt of funds in escrow account designated by the Company and CA. and undertakes to make prompt delivery of share certificates to investors in a period not to exceed 15 days from the final closing.

4.
In connection with the services or matters that are the subject of this Agreement an Indemnified Person (as defined below) becomes involved in any capacity in any actual lawsuit. claim or other proceeding, the Company shall immediately reimburse such Indemnified Person for all reasonable out-of-pocket legal or other expanses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending such lawsuit, claims or proceedings. The Company also agrees to indemnify each Indemnified Person from and hold them harmless against any and all losses, claims, damages, liabilities or expenses to which they may become subject (i) arising out of or based upon any untrue statement of a material fact contained in any materials provided to any actual or prospective purchaser of the Securities or arising out of or based upon the omission or alleged omissions stated therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising in any manner out of or in connection with this Agreement of the services or matters which are the subject of this Agreement, including, without limitation, the offer sale safe of the Securities; provided, however, that the Company shall not be liable under clause (ii) of this paragraph in respect of any loss, claim, damage liability or expenses incurred by an identified Person to the extent that it is finally judicially determined that such loss, claim damage or liability resulted directly from the gross negligence or willful misconduct of that party in the performance of its services hereunder.

If any action or proceeding (including any, governmental investigation) shall be brought or asserted against any Indemnified Person in respect of which indemnity may he sought from the Company hereunder, such Indemnified Person shall promptly notify the Company in writing and the company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all expense, Such Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof. but the fees and expenses of such counsel shall be that of such Indemnified Person unless (a) the Company has agreed to pry such fees and expenses or (b) the Company shall have failed to assume the defense of such action or proceedings and employ counsel reasonably satisfactory to such Indemnified Person in any such proceeding or (c) the named parties in any such action or proceedings (including any impleaded parties) include both such Indemnified Person and the Company and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Person (in which case, if such Indemnified Person notifies the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person), it being understood. however, that the Company then shall have the right in employ separate counsel at its own expense and to participate in the defense thereof and shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable expenses of more than one separate firm of attorneys at any time for any indemnified persons, which firm shall be designated in writing by CA.

The Company agrees that all the Indemnification and reimbursement commitments set forth in this paragraph 4: (A) shall apply whether or not any Indemnified Person is a party to any such actual lawsuit, claim or other proceeding and that the Indemnified Person shall be entitled to retain one separate counsel of its choice in connection with any of the matters to which such commitments relate and (B) are in addition to any liability that the Company may otherwise have to CA. The Company will not, without prior written consent of CA, which consent shall not be unreasonably withheld, settles or compromise or consent to entry of any judgment in any pending claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not CA or any person who controls CA within the meaning of Section 20 of the US Securities Exchange Act of 1934 is a party to such claim, action suit or proceeding), unless such settlement, compromise or consent includes an unconditional release, of CA and each such controlling person from all liability arising out of such claim, action suit or proceeding.

5.
CA will not have any obligation in connection with the Private Placement of the Securities contemplated by this Agreement except as expressly provided in the Agreement.  In no event shall CA be obligated to underwrite or otherwise purchase Securities for its own account.

6.
The appointment and authorization of CA under paragraph 1 of this Agreement shall terminate 90 days from time of this Agreement or at such other time as may be mutually agreed upon by the Company and CA (“The Termination Date”) provided that the Company shall remain responsible for the reimbursement indemnification and contribution obligations of the Company under paragraph 4 of this Agreement.  If during a period of six months following the Termination Date, the Company obtains any financing from purchasers which were contacted by CA in its capacity as placement agent hereunder (as evidenced by a list certified as accurate by officers of CA of such purchasers delivered by CA to the Company within 30 days after the Termination Date) then the Company shall pay CA upon the completion of such sale fee equal to the fee which would have been payable to CA pursuant to paragraph 2 if the sale had occurred during the period ("The Term") commencing with the date of this Agreement and ending with the Termination Date.

7.
The Company represents and warrants that this Agreement been duty authorized and constitutes a legal, valid and binding obligation or the Company under applicable law enforceable against the Company in accordance with its terms and that this Agreement does not, and the offering and sale of the Securities will not, conflict with, violate or constitute an indebtedness or other material agreement building upon or affecting the Company or its properties.

8.	The invalidity or unenforceability of any provision of this Agreement shall not effect other provisions of this agreement, which shall remain in full force and effect.

9.	The Company or its agents shall not contact CA’s clients directly or indirectly, unless authorized to do so by CA

10.
This Agreement may not be amended or modified except in writing signed by each of the parties herein and shall be governed by and construed in accordance with the laws of The Grand duchy of Luxembourg without giving effect to conflict of laws principals thereof.

If the foregoing correctly sets forth the understanding and agreement between CA and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement between us as of the first date written above.

12 October 2007

Continental Advisors SA	Margrit Enterprises International, Inc.
d/b/a Marani Spirits, Inc.

By /s/ Riccardo Moraldi	By /s/ Margrit Eyraud
Riccardo Moraldi, Director	Margrit Eyraud, CEO